SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

WESTERN ASSET CORPORATE LOAN FUND INC.

(Name of Registrant as Specified in Its Charter)

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Your Vote Is Important No Matter How Many or How Few Shares You Own March 2, 2020 Dear Fellow Stockholder: The Western Asset Corporate Loan Fund Inc. (the “Fund”) Board of Directors and management team are building on our strong track record of delivering significant total returns and consistent stockholder distributions. Your Board and management team are achieving the Fund’s investment objectives — maximizing current income consistent with prudent efforts to preserve capital. We urge you to vote on the WHITE Proxy Card “FOR” the Board Nominees who are committed to acting in your best interests. Protect Your Investment in the Fund by Voting to Re-Elect the Board’s Nominees Who Are Enhancing Stockholder Value By… Delivering total returns1 greater than the Fund’s key benchmark2 averages over key timeframes, including delivering total returns of 18.82% vs. 8.70% on a 1-year basis and 5.53% vs. 4.73% on a 5-year basis; Increasing dividends by 18.9% in 2019; Raising the Fund’s distribution yield from 6.41%3 to 7.63%3 in 2019; and Reducing the discount between the Fund’s net asset value and market price by almost 41% since the start of 2019. Protect the Value of Your Investment — Vote the WHITE Proxy Card Today The Fund’s Board has a proven track record of generating significant value and acting in the best interests of all stockholders. In contrast, Bulldog Investors LLC (“Bulldog”), a professional activist fund, has nominated representatives from within its own organization to stand for election to the Fund’s Board in order to implement initiatives intended to generate a short-term profit for themselves to the detriment of long-term holders. We believe these actions could derail the Fund’s ability to continue to enhance value for its stockholders who invest in the Fund for long-term, sustainable returns. No matter how many or how few shares you own, your vote is important. Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect the value of your investment by voting on the WHITE Proxy Card “FOR” the Fund’s nominees and “AGAINST” Bulldog’s Non-Binding Bylaws Amendment Proposal. Thank you for your continued support. Sincerely, The Western Asset Corporate Loan Fund Inc. Board of Directors Your Vote Matters Protect the Value of Your Investment — Vote the WHITE Proxy Card Today

Your Vote is Important, No Matter How Many or How Few Shares You Own You can vote by internet, telephone or by signing and dating the WHITE proxy card and mailing it in the envelope provided. If you have any questions about how to vote your shares or need additional assistance, please contact: Innisfree M&A Incorporated Stockholders Call Toll Free: (877) 750-8198 Banks and Brokers Call: (212) 750-5833 REMEMBER We urge you NOT to vote using any green proxy card sent to you by Bulldog Investors, as doing so will revoke your vote on the WHITE proxy card. Notes 1 Returns based on market price for the period ending December 31, 2019. 2 The S&P/LSTA Performing Loan Index is a sub-index of the S&P/LSTA Leveraged Loan Index (LLI) and it is all loans excluding those in payment default. The S&P/LSTA Leveraged Loan Index tracks the current outstanding balance and spread over LIBOR for fully funded term loans. The facilities included represent a broad cross section of leveraged loans syndicated in the U.S., including dollar denominated loans to overseas issuers. The market value return component of the Index is based on secondary market pricing received from dealers. 3 Based on market price for the period ending December 31, 2019. Forward Looking Statement Past performance is no guarantee of future results. The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice. All investments are subject to risk including the possible loss of principal. All benchmark performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in a benchmark.